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                                                                       Exhibit O

                               ADVISORY AGREEMENT

         This Advisory Agreement made and entered into as of the 20th day of May, 1996, by and between AmeriData Technologies, Inc., a Delaware corporation, having a place of business at 700 Canal Street, Stamford, Connecticut 06902 ("Employer"), and LEONARD J. FASSLER, having a business office at 700 Canal Street, Stamford, Connecticut 06902 ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer is engaged in the computer products and services business and desires to employ Employee as an advisor to Employer, and Employee desires to be employed by Employer, all pursuant to the terms and conditions hereinafter set forth:

         WHEREAS, Employer heretofore entered into an Employment Agreement with Employee;

         WHEREAS, in connection with the merger of the Employer and GAC Acquisition I Corp. (the "Merger"), the parties hereto desire to amend the Employment Agreement and to provide as follows;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

         1.       EMPLOYMENT; DUTIES.

                  Employer hereby agrees, to employ Employee, and Employee hereby agrees to accept employment during the term hereof for up to 50 days in each of the first two years following the Purchase Date and for up to 25 days during the last six months of this Agreement, as an advisor, and shall perform such advisory services in the mergers and acquisitions area. Employer shall not require Employee to perform such services on a regular basis at a location which is more than 15 miles from Stamford, Connecticut, other than such travel as may be reasonably required to perform such advisory services. Nothing herein contained shall be construed as, including, but not limited to, (a) preventing Employee from investing his personal assets in any business which does not compete directly with Employer, or (b) preventing Employee from purchasing securities in any corporation whose securities are regularly publicly traded, if such purchases shall not result in his owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business which is directly competitive to that of Employer.

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         2.       TERM.

                  Employee's employment hereunder shall be for a term commencing on the date immediately following the Purchase Date until and ending on the date which is two and one-half years after such Purchase Date.

         3.       COMPENSATION.

                  (a) As compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

                        (i) Employer will pay Employee a lump-sum payment in the amount of Five Hundred Thousand Dollars ($500,000) at the closing date of the Merger.

                       (ii) For the period commencing on the date immediately following the Purchase Date until the date which is two years after such Purchase Date, Employer shall pay Employee Two Hundred Seventy-Five Thousand Dollars ($275,000) per year and for the period of six months immediately thereafter, Employer shall pay Employee $100,000, in each case irrespective of whether Employer uses Employee's services as an advisor.

                  (b) Employer shall reimburse Employee for the expenses incurred by Employee in connection with his duties hereunder upon presentation by Employee of the details of and vouchers for such expenses in accordance with customary Employer practice. Employer shall pay Employee a non-accountable automobile expense allowance not to exceed Five Hundred Dollars ($500) per month and shall reimburse Employee for the costs of automobile insurance.

                  (c) Employee shall be entitled to participate in all retirement, life insurance, medical insurance, disability insurance, vacation, savings and other employee benefit plans generally available to the senior officers of Employer, to the extent that Employer's participation in such benefit plans complies with applicable law (including without limitation the Internal Revenue Code of 1986, as amended, and ERISA) and, to the extent such benefits cannot reasonably be provided pursuant to such employee benefit plans, such Employee shall receive a cash payment economically equivalent to such benefit.

         4.       NON-COMPETITION.

                  (a) During the term of this Agreement and for a period of forty-eight (48) months from the date of termination of his employment hereunder for whatever reason,

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Employee agrees that he will not solicit any customers who are presently or may hereafter become customers of Employer unless such solicitation is entirely unrelated to the business then engaged in or contemplated by the Employer during the term of Employee's employment and he will not compete in any way with Employer either alone or together with others in any state or foreign country in which a facility of the Employer is located.

                  (b) Subsequent to the termination of this Agreement, Employee will not interfere with or disrupt or attempt to disrupt Employer's business relationship with its customers or suppliers or solicit the employees or Employer.

                  (c) During the term of this Agreement and for a period of forty-eight (48) months from the date of termination of his employment hereunder for whatever reason, Employee will not disclose or use or enable anyone else to use any information or data which may be obtained by him or available to him during the term of employment whether or not such information or data will be considered proprietary or secret.

                  (d) In the event that Employee breaches any provisions of this paragraph or there is a threatened breach, then, in addition to any other rights which Employer may have, Employer shall be entitled to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this paragraph, Employee shall not urge as a defense that there is an adequate remedy at law nor shall Employer be prevented from seeking any other remedies which may be available.

                  (e) The existence of any claim or cause of action by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

         5.       TERMINATION.

                  (a) Anything to the contrary notwithstanding, this Agreement shall terminate 30 days after the Employee's (i) death or (ii) disability for a period of not less than twenty-six consecutive weeks; provided, however, that the provisions of Section 6 hereof shall remain in full force and effect through the end of the term hereof.

                  (b) Employee's employment hereunder may also be terminated by the Employer before the expiration of the term hereof only for cause as herein defined. "Cause" shall mean only one or both of the following occurrences:

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                                 (i)   The Employee's conviction of a felony
by a court of competent jurisdiction (which conviction, through lapse of time or otherwise, is not subject to appeal); or

                                (ii)   The Employee's commission of an act
of fraud or embezzlement upon the Employer.

         6.       SEVERANCE.

                  In the event of termination of employment of Employee by Employer before the expiration of the term hereof, except when such termination is in accordance with the provisions of paragraph 5(b) hereof, Employer will provide Employee (or Employee's estate) with severance pay in an amount equal to Employee's compensation pursuant to paragraph 3(a)(ii) hereof through the end of the term hereof, which shall be payable in a lump sum, discounted based on the prime rate of Chemical Bank then in effect, which lump sum shall be payable within 30 days of the date of termination. Employer shall also continue to provide to Employee the retirement benefits, life insurance, medical insurance and disability insurance pursuant to Section 3(c) through the end of the term hereof. In the event of termination of employment of Employee by Employer before the expiration of the term hereof in accordance with paragraph 5(a) hereof, Employer shall continue to provide Employee's spouse with medical benefits pursuant to Section 3(c) through the end of the term hereof.

         7.       NOTICES.

                  All notices hereunder shall be in writing and shall be delivered in person or given by registered or certified mail, postage prepaid, and sent to the parties at the respective addresses above set forth. Either party may designate any other address to which notice shall be given, by giving notice to the other of such change of address in the manner herein provided.

         8.       SEVERABILITY OF PROVISIONS.

                  If any provision of this agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

         9.       GOVERNING LAW.

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                  This Agreement shall be construed and governed by the laws of the State of New York.

         10.      NON-WAIVER.

                  The failure of either party to insist upon the strict performance of any term or condition in this Agreement shall not be considered a waiver or relinquishment of future compliance therewith.

         10.1     ATTORNEY'S FEES.

                  In the event of a dispute arising hereunder, the Employer shall pay all reasonable attorneys fees incurred by Employee and the Employer in connection with such dispute.

         11.      ENTIRE AGREEMENT; MODIFICATION.

                  This Agreement contains the entire agreement between the parties relating to the subject matter hereof. No modification of this Agreement shall be valid unless it is made in writing and signed by the parties hereto.

         12.      EFFECTIVE DATE; DEFINED TERMS.

                  The amendments made herein shall be effective simultaneously with the acceptance by Sub for payment of, or payment by Sub for, shares pursuant to the offer (the "Purchase Date") and on such date the Amended and Restated Agreement dated as of March 20, 1995 shall terminate and be of no further force and effect. Capitalized terms used herein and not defined shall have the meanings given such terms in the Agreement and Plan of Merger dated May 20, 1996, among General Electric Capital Corporation, GAC Acquisition I Corp. and Employer.

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                 IN WITNESS WHEREOF, the parties hereto have executed this
Agreement the day and year first above written.

                                       AMERIDATA TECHNOLOGIES, INC.,
                                       Employer

                                       By:
                                           -----------------------------------
                                           Gerald A. Poch, Co-Chairman
                                           of the Board, President and CEO


                                       ---------------------------------------
                                       LEONARD J. FASSLER, Employee

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